    As filed with the Securities and Exchange Commission on October 7, 2002.
                           Registration No. 333-_____.

--------------------------------------------------------------------------------

                                   ----------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ZIX CORPORATION
             (Exact name of registrant as specified in its charter)

               TEXAS                                    75-2216818
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             2711 N. HASKELL AVENUE
                                SUITE 2300, LB 36
                            DALLAS, TEXAS 75204-2960
                                 (214) 370-2000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                   ----------

                                  STEVE M. YORK
                             CHIEF FINANCIAL OFFICER
                             2711 N. HASKELL AVENUE
                                SUITE 2300, LB 36
                            DALLAS, TEXAS 75204-2960
                                 (214) 370-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

         Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF SHARES           AMOUNT            PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
    TO BE                 TO BE             AGGREGATE PRICE              AGGREGATE            REGISTRATION
  REGISTERED           REGISTERED(1)          PER UNIT(2)             OFFERING PRICE(2)            FEE
---------------        -------------        ----------------          -----------------       ------------
Common Stock,
$.01 par value          1,135,906                $3.75                  $4,259,647.50            $391.89

(1) This registration statement covers 1,135,906 shares of the registrant's common stock, consisting of: (i) 847,662 shares of common stock issuable from time-to-time to the selling shareholders upon conversion of, plus estimated accrued dividends on, the registrant's Series A Convertible Preferred Stock, par value $1.00 per share, and (ii) 288,244 shares of common stock issuable upon exercise of associated warrants, together with such indeterminate number of shares as may be issuable pursuant to anti-dilution provisions contained therein. Some of the shares being registered are not currently issuable under the Series A Convertible Preferred Stock or the warrants (see the footnotes to the "Selling Shareholders" table below). The number of shares covered by this registration statement relating to the estimated accrued dividends assumes that the Series A Convertible Preferred Stock remains outstanding until its scheduled redemption date and that the accrued dividends are redeemed at the current conversion price for the Series A Convertible Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market on September 30, 2002.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
October 7, 2002



                                 ZIX CORPORATION
                                1,135,906 SHARES
                                  COMMON STOCK

                                   -----------

         This prospectus relates to an offering of up to 1,135,906 shares of our common stock, par value $.01 per share, that are issuable upon conversion of our Series A Convertible Preferred Stock, par value $1.00 per share, and associated warrants. The Series A Convertible Preferred Stock and associated warrants were originally issued in a private placement in September of 2002. The selling shareholders under this prospectus are Antonio R. Sanchez, Jr., a director and his affiliated entity SANTIG, Ltd; the 1988 Spendthrift Trust; John A. Ryan, our chairman, president and chief executive officer; and David P. Cook, a founder and former director of our company, who, for convenience, are generally referred to as the selling shareholders.

         The common stock being registered is being offered for the account of the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus.

         The shares may be offered in transactions on The Nasdaq Stock Market, in negotiated transactions or through a combination of methods of distribution, at prices relating to the prevailing market prices, at negotiated prices or at fixed prices that may be changed. Please see below under the heading "Plan of Distribution."

         Our common stock is quoted on The Nasdaq Stock Market under the symbol "ZIXI." On October 4, 2002, the last sale price of our common stock, as reported on The Nasdaq Stock Market, was $3.77 per share.

                                   ----------

               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU
           SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A LOSS OF ALL
                        OR A PORTION OF YOUR INVESTMENT.
               PLEASE SEE BELOW UNDER THE HEADING "RISK FACTORS."

                                   ----------

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
           ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
           OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
             OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this prospectus is October 7, 2002.

                                TABLE OF CONTENTS


                                                                                                      PAGE

ZIX CORPORATION.........................................................................................1

THE TRANSACTIONS........................................................................................1

RISK FACTORS............................................................................................1

NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS....................................................12

DOCUMENTS INCORPORATED BY REFERENCE....................................................................13

WHERE YOU CAN GET MORE INFORMATION.....................................................................14

SELLING SHAREHOLDERS...................................................................................14

PLAN OF DISTRIBUTION...................................................................................17

DESCRIPTION OF SECURITIES..............................................................................19

USE OF PROCEEDS........................................................................................31

LEGAL MATTERS..........................................................................................31

EXPERTS................................................................................................31

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND NOT ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. NEITHER ZIX CORPORATION NOR ANY OF ITS REPRESENTATIVES HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FURTHERMORE, NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER THE CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                 ZIX CORPORATION

         We are a development-stage company and currently have no significant revenues. Since January 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users. We were incorporated in Texas in 1988. Our executive offices are located at 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960, and our telephone number is (214) 370-2000. Our Web site address is www.zixcorp.com. Information contained on our Web site is not a part of this prospectus. In this prospectus, "we," "us," "our" and "Zix" refer to Zix Corporation and its subsidiaries unless the context otherwise requires.

                                THE TRANSACTIONS

         On September 18, 2002, we announced the simultaneous closing of two financing transactions under which we received $16,000,000 in gross cash proceeds. In the first transaction, we issued:

                  o        819,886 shares of Series A Convertible Preferred
                           Stock;

                  o 1,304,815 shares of Series B Convertible Preferred Stock, par value $1.00 per share; and

                  o warrants to purchase 709,528 shares of our common stock.

         Purchasers of the Series A Convertible Preferred Stock and associated warrants include John A. Ryan, our chairman, president and chief executive officer, and Antonio R. Sanchez, Jr., a director of our company, and an affiliated entity. Purchasers of the Series B Convertible Preferred Stock and associated warrants include George W. Haywood, a 25.4% beneficial shareholder of our company. The aggregate cash proceeds from the first transaction were $8,000,000.

         In the second transaction, we issued:

                  o 6.5% Secured Convertible Notes (referred to in this prospectus as the "notes") in a principal amount of $8,000,000; and

                  o warrants to purchase 386,473 shares of our common stock.

         The aggregate cash proceeds from the second transaction were $8,000,000.

         The terms of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, the notes and associated warrants are described in this prospectus under the heading "Description of Securities" and in our Current Report on Form 8-K, dated September 20, 2002, which is incorporated in this prospectus by reference.

                                  RISK FACTORS

         Before investing in our common stock offered by this prospectus, you should carefully consider the following risks and uncertainties, in addition to the other information contained or incorporated by reference in this prospectus. Also, you should be aware that the risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or uncertainties or any of the risks and uncertainties described below actually occur, our business, financial condition, prospects or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.

AS A DEVELOPMENT-STAGE COMPANY, WE HAVE NO SIGNIFICANT REVENUES, AND WE CONTINUE TO USE SIGNIFICANT AMOUNTS OF CASH.

         During 1998, we sold all of our operating businesses and, since 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users. Successful development of a development-stage enterprise, particularly Internet-related businesses, is costly and highly competitive. A development-stage enterprise involves risks and uncertainties, and there are no assurances that we will be successful in our efforts. We currently have no significant revenues and utilization of cash resources continues at a substantial level.

THE MARKET MAY NOT BROADLY ACCEPT OUR PRODUCTS AND SERVICES, WHICH WOULD PREVENT US FROM OPERATING PROFITABLY.

         We must be able to achieve broad market acceptance for our products and services in order to operate profitably. We have not yet been able to do this. To our knowledge, there are currently no secure Internet communications businesses similar to ours, that currently operate at the scale that we would require, at our current expenditure levels and proposed pricing, to become profitable. There is no assurance that our products and services will become generally accepted or that they will be compatible with any standards that become generally accepted, nor is there any assurance that enough paying users will ultimately be obtained to enable us to operate profitably.

THOUGH WE HAVE ESTABLISHED STRATEGIC AND COLLABORATIVE RELATIONSHIPS WITH SEVERAL STRATEGIC MARKETING PARTNERS, WE HAVE NOT REALIZED SIGNIFICANT REVENUES FROM THESE RELATIONSHIPS AND MAY NOT IN THE FUTURE.

         One of our primary business strategies has been to enter into strategic or other similar collaborative relationships to reach a larger customer base than we can reach through our direct sales and marketing efforts. To date, these strategic and collaborative business relationships have not yielded any significant revenues.

         Assuming we are successful in entering into business relationships that yield revenues, we will want to maintain these relationships and enter into additional relationships to successfully execute our business plan. If we are unable to do so, we will have to devote substantially more resources to the distribution, sale and marketing of our products and services than we would otherwise.

         Furthermore, our ability to achieve future growth will also depend on our ability to continue to establish direct seller channels and to develop multiple distribution channels. Failure to enter into productive reseller arrangements could harm our business.

COMPETITION IN THE SECURE E-MESSAGING DELIVERY BUSINESS IS EXPECTED TO INCREASE, WHICH COULD CAUSE OUR BUSINESS TO FAIL.

         Our solutions are targeted to the secure e-messaging delivery services market. Although there are many large, well-funded participants in the information technology (IT) security industry, none currently participate in the secure e-messaging delivery services market. Our primary competitors in this market are Tumbleweed Communications, Sigaba Corporation, Authentica, PostX and CertifiedMail.com. We believe that the secure e-messaging delivery service market is immature, and, for the most part, unpenetrated, unlike many segments of the IT security industry - which are saturated. After several years of infrastructure development and product development, we believe that we are the only provider that has made the investments necessary to successfully penetrate the relatively untapped secure e-messaging delivery services market. We do not believe that our primary competitors have made the infrastructure and development investments required to match our service offerings. Nevertheless, others may, over time, make the necessary investments in infrastructure and service offerings. These competitors may develop new technologies that are perceived as being more secure, effective or cost efficient than our own. If we are not successful in exploiting the technology advantage we believe we currently hold, these competitors could successfully garner a significant share of the market, to the exclusion of Zix. Furthermore, increased competition could result in pricing pressures, reduced margins or the failure of our business to achieve or maintain market acceptance, any of which could harm our business.

OUR INABILITY TO DEVELOP AND INTRODUCE NEW SECURE E-MESSAGING PRODUCTS AND RELATED SERVICES AND TO IMPLEMENT TECHNOLOGICAL CHANGES COULD HARM OUR BUSINESS.

         The emerging nature of the Internet and the secure Internet e-messaging business and their rapid evolution, require us continually to develop and introduce new products and services and to improve the performance, features and reliability of our existing products and services, particularly in response to competitive offerings. To date, we have achieved no significant revenues from the sale of any of our products and related services.

         We also have under development new feature sets for our current product line and are considering new secure e-messaging products. The success of new or enhanced products and services depends on several factors - primarily, market acceptance. We may not succeed in developing and marketing new or enhanced products and services that respond to competitive and technological developments and changing customer needs. This could harm our business.

IF THE MARKET FOR SECURE INTERNET E- MESSAGING DOES NOT CONTINUE TO GROW, DEMAND FOR OUR PRODUCTS AND SERVICES WILL BE ADVERSELY AFFECTED.

         The market for secure Internet e-messaging is at an early stage of development. Continued growth of the secure Internet e-messaging market will depend to a large extent on the public recognizing the potential threat posed by computer hackers and other unauthorized users. Failure of the secure e-messaging market to grow could reduce demand for our products and services, which would harm our business.

CAPACITY LIMITS ON OUR TECHNOLOGY AND NETWORK HARDWARE AND SOFTWARE MAY BE DIFFICULT TO PROJECT, AND WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR SYSTEMS TO MEET INCREASED USE, WHICH WOULD RESULT IN REDUCED REVENUES.

         While we have ample through-put capacity to handle our customers' requirements for the medium term, at some point we may be required to expand and upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network. In addition, we may not be able to expand and upgrade, in a timely manner, our systems and network hardware and software capabilities to accommodate increased traffic on our network. If we do not timely and appropriately expand and upgrade our systems and network hardware and software, we may lose customers and revenues.

SECURITY INTERRUPTIONS TO OUR SECURE DATA CENTER COULD DISRUPT OUR BUSINESS, AND ANY SECURITY BREACHES COULD EXPOSE US TO LIABILITY AND NEGATIVELY IMPACT CUSTOMER DEMAND FOR OUR PRODUCTS AND SERVICES.

         Our business depends on the uninterrupted operation of our secure data center. We must protect this center from loss, damage or interruption caused by fire, power loss, telecommunications failure or other events beyond our control. Any damage or failure that causes interruptions in our secure data center operations could materially harm our business, financial condition and results of operations.

         In addition, our ability to issue digitally-signed certified time-stamps and public encryption codes in connection with our products and services depends on the efficient operation of the Internet connections between customers and our data center. We depend on Internet service providers efficiently operating these connections. These providers have experienced periodic operational problems or outages in the past. Any of these problems or outages could adversely affect customer satisfaction.

         Furthermore, it is critical that our facilities and infrastructure remain secure and the market perceives them to be secure. Despite our implementation of network security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We do not carry insurance to compensate us for losses that may occur as a result of any of these events; therefore, it is possible that we may have to use additional resources to address these problems.

         Messages sent through our ZixMail.net(TM) message portal will reside, for a user-specified period of time, in our data center facilities. Also, since we receive certain payments online for our ZixMail(TM) service, certain confidential customer information is retained in our data center facilities. Any physical or electronic break-ins or other security breaches or compromises of this information could expose us to significant liability, and customers could be reluctant to use our Internet-related products and services.

         As was previously announced, we determined in June 2001 that credit card databases at our independently operated subsidiary, Anacom Communications, Inc. (we refer to it as "Anacom"), had been improperly accessed. As a result of this improper access, we shut down the

Anacom operations and Anacom ceased doing business. The ZixMail and ZixMail.net systems and our secure data center operations were entirely separate from the systems operated by Anacom. No Zix technologies or operations were involved in the incident, nor are the Anacom technologies involved being used in our "Zix" family of secure e-messaging products and services. Accordingly, we do not anticipate that this breach will have any effect on the development and deployment of our secure e-messaging products and related services. Although no claims have been asserted against us with respect to this incident to date, claims could be asserted in the future. We are unable to assess the amount of the liability, if any, to Anacom or us, which may result from any claims that may be asserted.

WE MAY HAVE TO DEFEND OUR RIGHTS IN INTELLECTUAL PROPERTY THAT WE USE IN OUR PRODUCTS AND SERVICES, WHICH COULD BE DISRUPTIVE AND EXPENSIVE TO OUR BUSINESS.

         We may have to defend our intellectual property rights or defend against claims that we are infringing the rights of others. Intellectual property litigation and controversies are disruptive and expensive. Infringement claims could require us to develop non-infringing products or enter into royalty or licensing arrangements. Royalty or licensing arrangements, if required, may not be obtainable on terms acceptable to us. Our business could be significantly harmed if we are not able to develop or license the necessary technology. Furthermore, it is possible that others may independently develop substantially equivalent intellectual property, thus enabling them to effectively compete against us.

OUR PRODUCTS AND SERVICES COULD CONTAIN UNKNOWN DEFECTS OR ERRORS.

         We subject our products and services to quality assurance testing prior to product release. To date, we have not become aware after product release of any defect or error that materially affects their functionality. Nevertheless, our products and services could contain undetected defects or errors. This could result in loss of or delay in revenues, failure to achieve market acceptance, diversion of development resources, injury to our reputation, litigation claims, increased insurance costs or increased service and warranty costs. Any of these could prevent us from implementing our business model and achieving the revenues we need to operate profitably.

PUBLIC KEY CRYPTOGRAPHY TECHNOLOGY IS SUBJECT TO RISKS.

         Our products and services employ, and future products and services may employ, public key cryptography technology. With public key cryptography technology, a user has a public key and a private key, which are used to encrypt and decrypt messages. The security afforded by this technology depends, in large measure, on the integrity of a user's private key, which is dependent, in part, on the application of certain mathematical principles. The integrity of a user's private key is predicated on the assumption that it is difficult to mathematically derive a user's private key from the user's related public key. Should methods be developed that make it easier to derive a user's private key, the security of encryption products using public key cryptography technology would be reduced or eliminated and such products could become unmarketable. This could require us to make significant changes to our products, which could damage our reputation and otherwise hurt our business. Moreover, there have been public reports of the successful decryption of certain encrypted messages. This, or related, publicity could adversely affect public perception of the security afforded by public key cryptography technology, which could harm our business.

WE DEPEND ON KEY PERSONNEL.

         We depend on the performance of our senior management team - including our chairman, president and chief executive officer, John A. Ryan, and his direct reports and other key employees, particularly highly skilled technical personnel. Our success also depends on our ability to attract, retain and motivate these individuals. There is competition for these personnel, and we face a tight employment market for the particular individuals we need to attract. Other than Mr. Ryan, none of our employees have employment contracts with us nor are there any agreements with members of our senior management team or other key employees that prevent them from leaving Zix at any time. In addition, we do not maintain key person life insurance for any of our personnel. The loss of the services of any of our key employees or our failure to attract, retain and motivate key employees could harm our business.

WE COULD BE AFFECTED BY GOVERNMENT REGULATION.

         Exports of software products using encryption technology are generally restricted by the United States (we refer to it as "U.S.") government. Although we have obtained U.S. government approval to export our ZixMail product to almost all countries in the world, the list of countries to which ZixMail cannot be exported could be revised in the future. Furthermore, some foreign countries impose restrictions on the use of encryption products, such as the ZixMail product. Failure to obtain the required governmental approvals would preclude the sale or use of the ZixMail product in international markets.

OUR STOCK PRICE MAY BE VOLATILE.

         The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. Also, the market prices of securities of other Internet-related companies have been highly volatile and, as is well known, have generally declined substantially and broadly.

FURTHER ISSUANCES OF EQUITY SECURITIES MAY BE DILUTIVE TO CURRENT SHAREHOLDERS.

         We recently completed a capital funding for $16,000,000 through the issuance of $8,000,000 of notes and associated warrants, $3,250,000 of Series A Convertible Preferred Stock and associated warrants and $4,750,000 of Series B Convertible Preferred Stock and associated warrants. At the current conversion rates, these securities are convertible and exercisable, in the aggregate, into 5,235,168 shares of our common stock (excluding accrued interest and dividends). The common stock issuable upon conversion of the Series A Convertible Preferred Stock and associated warrants is being offered under this prospectus. Furthermore, at some point in the foreseeable future we may determine to seek additional capital funding. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for our common stock. In addition, we incentivize employees and attract new employees by issuing options to purchase our shares of common stock. The interest of our existing shareholders could be diluted by stock option issuances to employees and any equity securities issued in a capital funding financing. Moreover, we currently have on file registration statements covering the resale of securities held by existing holders of our common stock, holders of warrants or options to purchase shares of our common stock and the resale of the common stock underlying the Series B Convertible Preferred Stock, secured convertible notes and associated warrants.

TERRORIST ATTACKS HAVE CONTRIBUTED TO ECONOMIC INSTABILITY IN THE U.S.; CONTINUED TERRORIST ATTACKS, WAR OR OTHER CIVIL DISTURBANCES COULD LEAD TO FURTHER ECONOMIC INSTABILITY AND DEPRESS OUR STOCK PRICE.

         On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks caused instability in the global financial markets and contributed to volatility in the stock prices of U.S. publicly-traded companies. These attacks may lead to armed hostilities or to further acts of terrorism and civil disturbances in the U.S. or elsewhere, which may further contribute to economic instability in the U.S. and could harm our business.

WE MAY HAVE LIABILITY FOR INDEMNIFICATION CLAIMS ARISING FROM THE SALE OF OUR PREVIOUS BUSINESSES IN 1998 AND 1997.

         We disposed of our previous operating businesses in 1998 and 1997. In selling those businesses, we agreed to provide customary indemnification to the purchasers of those businesses for breaches of representations and warranties, covenants and other specified matters. Although we believe that we have adequately provided for future costs associated with these indemnification obligations, indemnifiable claims could exceed our estimates.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR SECURITIES. THEIR OWNERSHIP COULD ALLOW THEM TO EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS AND TO IMPLEMENT CORPORATE ACTS THAT ARE NOT IN THE BEST INTERESTS OF OUR SHAREHOLDERS AS A GROUP.

         Our directors and executive officers beneficially own shares of our securities that represent approximately 19.9% of the combined voting power eligible to vote on matters brought before our shareholders, including the Series A Convertible Preferred Stock and associated warrants acquired by Antonio
R. Sanchez, Jr., a director and current beneficial owner of 12.3% of our outstanding common stock and John A. Ryan, our chairman, president and chief executive officer. The Series A Convertible Preferred Stock requires us to obtain the consent of the holders of the Series A Convertible Preferred Stock, voting separately as a class, before we may enter into mergers or other business combination transactions. Therefore, our directors and executive officers, if they acted together, could exert substantial influence over matters requiring approval by our shareholders. These matters would include the election of directors and, as noted above, the approval of mergers or other business combination transactions. This concentration of ownership and voting power may discourage or prevent someone from acquiring our business.

A PRIVATE INVESTOR OWNS A LARGE PERCENTAGE OF OUR OUTSTANDING STOCK AND COULD SIGNIFICANTLY INFLUENCE THE OUTCOME OF ACTIONS.

         George W. Haywood, a private investor, beneficially owns approximately 25.4% of our outstanding common stock. Furthermore, it is important to note that Mr. Haywood acquired shares of our Series B Convertible Preferred Stock. Mr. Haywood's Series B Convertible Preferred Stock shares are only currently convertible into 388,366 shares of our common stock. This limitation was required in order for us to comply with certain Nasdaq Marketplace Rules

(see below under "We Must Comply With The Listing Requirements of Nasdaq or Our Common Stock and Liquidity Will Decline"). In the absence of this limitation by The Nasdaq Stock Market (we refer to it as "Nasdaq"), Mr. Haywood's Series B Convertible Preferred Stock would be convertible into 902,579 shares of our common stock, and assuming our shareholders vote to remove this limitation, his preferred stock will be convertible into this amount of our shares of common stock. Furthermore, Mr. Haywood holds warrants, which are convertible, beginning March 18, 2003, into 305,986 shares of our common stock. Under applicable state law, the consent of the holders of the Series B Convertible Preferred Stock, voting separately as a class, is required before we may enter into mergers or other business combination transactions. Because of his large percentage ownership, Mr. Haywood could significantly influence all matters requiring approval by our shareholders, including the election of directors and, as noted above, the approval of mergers or other business combination transactions. Mr. Haywood's interests may not be aligned with the interests of our other shareholders.

OUR ISSUANCE OF THE PREFERRED STOCK, NOTES AND ASSOCIATED WARRANTS COULD DILUTE THE INTERESTS OF OUR SHAREHOLDERS.

         One-ninth of the shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are to be redeemed at two-month intervals beginning eight months after issuance. The redemption amounts payable to the holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are paid in shares of our common stock.

         If the approval of our common shareholders is obtained, the value of the common stock used to determine the number of shares of common stock to be issued upon redemption of shares of Series A Convertible Preferred Stock at the final redemption date (that is, two years after issuance) will be the lesser of $3.92 per share and the market value of the common stock at the time of redemption, based on a closing bid price average formula. If the market price of the common stock declines, the number of shares of common stock issuable to the holders of Series A Convertible Preferred Stock upon such final redemption will increase, perhaps substantially. There is no "floor" on the market value calculation and, therefore, there is no "ceiling" on the number of shares of common stock that may be issuable by us upon the final Series A Convertible Preferred Stock redemption. A substantial decline in the market price of the common stock would result in significant dilution to the existing holders of common stock if the Series A Convertible Preferred Stock shares are redeemed at a substantially lower price. This effect will be magnified if one or more interim redemption amounts is deferred to the final redemption date.

         The value of the common stock used to determine the number of shares of common stock to be issued upon redemption of shares of Series B Convertible Preferred Stock will be the lesser of the Series B Conversion Price and 90% of the market value of the common stock at the time of redemption, based on a volume-weighted average formula. If the market price of the common stock declines, the number of shares of common stock issuable to the holders of Series B Convertible Preferred Stock upon such automatic redemptions will increase, perhaps substantially. There is no "floor" on the market value calculation and, therefore, there is no "ceiling" on the number of shares of common stock that may be issuable by us upon a Series B Convertible Preferred Stock redemption. A substantial decline in the market price of the common stock would result in significant dilution to the existing holders of common stock if the Series B Convertible Preferred Stock shares are redeemed at a substantially lower price.

         The Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the notes are convertible by the holders into shares of common stock at any time. The Series A Conversion Price is initially $4.12 per share, the Series B Conversion Price is initially $3.78 per share and the Note Conversion Price is initially $3.78 per share. The conversion prices could be lowered, perhaps substantially, in a variety of circumstances. In the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the conversion prices then in effect (other than certain specified exempt issuances), the conversion prices and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are subject to weighted average anti-dilution adjustment, and the conversion prices and number of shares issuable upon conversion of the notes are subject to full anti-dilution adjustment. The anti-dilution adjustments applicable to the shares of Series B Convertible Preferred Stock, the notes and, following the approval of our common shareholders, the shares of Series A Convertible Preferred Stock do (or would) not have a "floor" that would limit reductions in the conversion price of such shares and notes that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares of common stock that may be issuable, under certain circumstances, following such anti-dilution adjustments.

         We issued four-year warrants (first exercisable six months after issue) to the purchasers of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock entitling the warrant holders to purchase an aggregate of 709,528 shares of common stock at an exercise price of $4.51 per share. The exercise price of these warrants is subject to weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances). The "floor" on such anti-dilution adjustments is set at $3.92 per share.

         We issued three-year warrants to the holders of the notes entitling the warrant holders to purchase an aggregate of 386,473 shares of common stock at an exercise price of $4.14 per share. The number of shares of common stock for which these warrants are exercisable and the exercise price of these warrants are subject to full anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances). The anti-dilution adjustments applicable to these warrants do not have a "floor" that would limit reductions in the exercise price of such shares that may occur under certain circumstances, and there is no "ceiling" on the number of shares of common stock that may be issuable, under certain circumstances, following such anti-dilution adjustments.

         The number of shares of common stock that may be issued by us upon the conversion or redemption of the shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the conversion of the notes and the exercise of the warrants issued to the purchasers of the notes may not exceed 3,623,856 prior to the approval of our common shareholders. Assuming we receive the approval of our common shareholders, there will be no limitation on the aggregate number of shares of common stock that may be issuable upon the conversion, redemption or exercise of these securities. Based on the initial conversion and exercise prices, which are, as described above, subject to adjustment, the shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the notes and all of the warrants issued in the transactions are convertible, redeemable and/or exercisable for an aggregate of 5,235,168 shares of common stock (28.7% of our current outstanding common stock as of September 30, 2002). Notwithstanding the foregoing, no holder of the notes or the associated warrants is entitled to convert the notes or exercise the associated warrants to the extent that such conversion or exercise would result in such person and its affiliates being the holders of more than 4.99% of the shares of common stock outstanding after giving effect to the conversion or exercise. This restriction does not prohibit a holder from converting or exercising up to 4.99% of the shares then outstanding, then selling those shares and later converting or exercising up to 4.99% again. Upon the effectiveness of this registration statement and the registration statements relating to the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and associated warrants, the underlying shares of common stock will be eligible for immediate resale in the public market. The market price of our securities could fall as a result of these resales.

STOCK SALES AND HEDGING ACTIVITIES COULD AFFECT OUR STOCK PRICE.

         To the extent the holders convert, redeem and exercise, as applicable, the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and/or the notes and then sell the shares of our common stock they receive, our stock price may decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short-sales by our other shareholders and others that could place further downward pressure on our stock price. This could lead to further increases in the already large short position in our common stock (6,266,215 shares as of September 13, 2002). Moreover, subject to applicable law and limitations as set forth in the documents governing the transactions, the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the notes may hedge their positions in our stock by shorting our stock, which could further adversely affect the stock price. Furthermore, the perception that the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and/or the notes may sell our common stock "short" may cause others to sell their shares as well. An increase in the volume of sales of our common stock, whether short sales or not and whether the sales are by the holders of Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the notes or others, could cause the market price of our common stock to decline. The effect of these activities on our stock price could increase the number of shares required to be issued on the next applicable conversion, redemption or exercise of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

OUR FAILURE TO SATISFY OUR REGISTRATION AND LISTING OBLIGATIONS WITH RESPECT TO OUR COMMON STOCK COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING THE IMPOSITION OF CASH DAMAGES AND THE EARLY REDEMPTION OF THE NOTES AT A SUBSTANTIAL PREMIUM.

         We are required to maintain the effectiveness of the registration statement covering the resale of the common stock underlying the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, the notes and the associated warrants, until the earlier of the date the underlying common stock may be resold pursuant to Rule 144(k) under the Securities Act or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash damages and the right of the note holders to require us to redeem all or any portion of the outstanding principal and accrued interest under the notes.

WE ARE OBLIGATED TO MAKE SIGNIFICANT PERIODIC PAYMENTS OF PRINCIPAL AND INTEREST UNDER THE NOTES. WE MAY BE OBLIGATED TO ISSUE ADDITIONAL NOTES OR MAKE CASH PAYMENTS UPON THE MANDATORY REDEMPTION OF OUR PREFERRED STOCK.

         We are required to make six monthly principal payments of $500,000 each (plus accrued and unpaid interest) beginning in January 2003 with a final payment of $5,000,000 (plus accrued and unpaid interest) on October 1, 2003. In addition, without the approval of our common shareholders, we will not be able to effect the redemption of all shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock through the issuance of shares of common stock and, consequently, we will be required to pay the balance of the redemption amount in either cash or by the issuance of a note. Any notes issued in payment of the redemption amount will have a one-year term and accrue interest. As a development-stage company, we currently have no significant revenues and utilization of cash resources continues at a substantial level. Furthermore, if we default on any of our payment obligations under any financing instrument, the holders of the applicable instruments will have all rights available under the instruments, including acceleration, termination and, with respect to the notes, enforcement of security interests. Under such circumstances, our cash position, liquidity and ability to operate would be severally impacted, and it is possible we would not be able to pay our debts as they come due.

WE MUST COMPLY WITH THE LISTING REQUIREMENTS OF NASDAQ OR OUR COMMON STOCK AND LIQUIDITY WILL DECLINE.

         To remain listed for trading on Nasdaq, we must abide by the Nasdaq Marketplace Rules regarding the issuance of "future priced securities." Nasdaq rules, including its rules regarding future priced securities, prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then-current market value without obtaining prior shareholder consent.

         These rules apply to the Series A Convertible Preferred Stock because, following the approval of our common shareholders, the "floor" on the anti-dilution adjustment may be removed and the final redemption payment may be made in shares of common stock based on a future market price of the common stock. These rules also apply to the Series B Convertible Preferred Stock because additional shares of our common stock are issuable upon redemption based on a future price of the common stock and because the anti-dilution provisions in the Series B Convertible Preferred Stock could result in conversion below the current market price. These rules also apply to the notes and the warrants issued to the note purchasers because the anti-dilution provisions in such securities could result in conversion or exercise prices below the current market price.

         The number of shares of common stock issuable upon the conversion, redemption or exercise of such securities exceeds 20% of the number of our outstanding shares immediately prior to our sale of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, the notes and associated warrants. We did not obtain shareholder consent prior to such sales, nor, based on our interpretation of the Nasdaq Marketplace Rules and discussions with Nasdaq staff members, did we believe that shareholder consent was required prior to the closing of the such sales. The documents relating to the sales contain provisions that prohibit us from issuing a number of shares of common stock that would equal or exceed 20% of our outstanding shares unless we obtain shareholder approval prior to the issuance of shares above the 20% limit. However, if Nasdaq disagrees with our interpretation of its rules, or if we fail to comply with Nasdaq's other listing requirements, Nasdaq could delist our common stock from Nasdaq.

         If Nasdaq delisted our common stock, we would likely seek to list our common stock for quotation on a regional stock exchange. However, if we are unable to obtain listing or quotation on such market or exchange, trading of our common stock would occur in the over-the-counter market on an electronic bulletin board for unlisted securities or in what are commonly known as the "pink sheet." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Finally, it may become more difficult for us to raise funds through the sale of our securities.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FUNDING WHEN NEEDED, WHICH COULD REDUCE OUR ABILITY TO FUND OR EXPAND OPERATIONS.

         Our obligations under the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the notes and the resale of the common stock underlying the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the notes or the warrants may negatively affect our ability to obtain financing. Some potential investors may either refuse to offer us any financing or will offer financing at unacceptable rates or unfavorable terms. In addition to substantially all of our assets being pledged to secure the notes, for so long as the notes are outstanding, in the event we incur any new debt (including any notes issuable upon the redemption of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock), the lender must first enter into a subordination agreement with the holders of the notes under which the indebtedness owed to such lenders will be subordinated in full to the notes. The subordination and prior lien position of the notes may prohibit us from obtaining any future debt financing. If we are unable to obtain financing on favorable terms, we may be unable to fund or expand our operations or we may only be able to fund or expand our operations on terms that adversely affect our financial condition. If we are unable to obtain financing necessary to fund our operations, we may have to sell or liquidate all or a portion of our business or significantly reduce our expenses, or a combination. This could adversely affect our ability to effectively execute our business plan.

WE MAY ENCOUNTER OTHER UNANTICIPATED RISKS AND UNCERTAINTIES IN THE INTERNET MARKET OR IN DEVELOPING NEW PRODUCTS AND SERVICES, AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN RESPONDING TO ANY UNANTICIPATED RISKS OR UNCERTAINTIES.

         There are no assurances that we will be successful or that we will not encounter other, and even unanticipated, risks. We discuss other operating, financial or legal risks or uncertainties in our periodic filings with the Securities and Exchange Commission (we refer to it as the "SEC"). We are, of course, also subject to general economic risks.

               NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

         This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (we refer to it as the "Exchange Act"). All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in the "Risk Factors" section above, among other places.

         Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this document. We do not intend, and undertake no obligation, to update any forward-looking statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

         We furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to "incorporate by reference" in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.

         We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all of the shares of common stock offered by this prospectus:

         o our Annual Report on Form 10-K/A, including audited financial statements, for our fiscal year ended December 31, 2001;

         o our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2002;

         o our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002;

         o        our Current Report on Form 8-K dated September 20, 2002;

         o all other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year covered by the Annual Report referred to above; and

         o the description of our common stock contained in our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.

         Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

         At your request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you want more information, write or call:

                                  Steve M. York
                Senior Vice President and Chief Financial Officer
                                 Zix Corporation
                            2711 North Haskell Avenue
                                Suite 2300, LB 36
                            Dallas, Texas 75204-2960
                            Telephone: (214) 370-2000

                       WHERE YOU CAN GET MORE INFORMATION

         We are delivering this prospectus to you in accordance with the U.S. securities laws. We have filed a registration statement with the SEC to register the common stock that the selling shareholders are offering to you. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information that is included in the registration statement.

         You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:

         o read and copy any materials we have filed with the SEC at the SEC's Public Reference Room maintained at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 233 Broadway, New York, New York 10279; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; or

         o visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy statements, and other information regarding issuers that file electronically.

         You can obtain more information about the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

                              SELLING SHAREHOLDERS

         On September 16, 2002, we entered into a securities purchase agreement with the selling shareholders listed in the table below. Under this agreement, we issued to the selling shareholders the Series A Convertible Preferred Stock and associated warrants. This transaction closed on September 18, 2002. The common stock issuable upon conversion of the Series A Convertible Preferred Stock and associated warrants are being offered under this prospectus. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time-to-time.

         The table below sets forth information with respect to the ownership of our common stock by the selling shareholders immediately prior to this offering and as adjusted to reflect the sale of the applicable number of shares of common stock pursuant to this offering. The table assumes that the selling shareholders sell all of their respective shares offered in this offering. We are unable, however, to determine the exact number of shares that will actually be sold or when or if these sales will occur. All information with respect to ownership has been furnished by the selling shareholders.

                                 OWNERSHIP PRIOR TO OFFERING          OWNERSHIP AFTER OFFERING
                                -----------------------------    ----------------------------------
                                NUMBER OF        SHARES TO BE      NUMBER OF           PERCENT OF
      NAME OF OWNER              SHARES             SOLD(1)        SHARES(3)         CLASS(2)(3)(4)
--------------------------      ---------        ------------    ------------        --------------
SANTIG, Ltd. (5)                  611,610(10)         349,510         262,100                 1.4%

1988 Spendthrift Trust (6)        214,130(11)         174,754          39,376                    *

A.R. Sanchez, Jr. (7)           2,639,842(12)         174,754       2,115,578(13)            11.2%

John A. Ryan                      969,210(8)          262,133         722,672                 3.9%

David P. Cook                   1,511,935(9)          174,754       1,347,577                 6.9%

----------

*     Less than one percent.

(1) The stated numbers are approximate and are estimated solely for purposes of the table. The actual numbers, which are established pursuant to a formula in the terms of the Series A Convertible Preferred Stock, may be slightly different. Of the 349,510 shares of common stock that may be sold by SANTIG, Ltd. in this offering, 103,380 shares may be acquired immediately upon conversion of outstanding shares of Series A Convertible Preferred Stock, 136,646 shares may be acquired upon approval by our shareholders, 20,793 shares may be issued as payable-in-kind dividends on shares of Series A Convertible Preferred Stock, and 88,691 shares may be acquired upon exercise of warrants, which become exercisable on March 18, 2003. Of the 174,754 shares of common stock that may be sold by the 1988 Spendthrift Trust in this offering, 51,690 shares may be acquired immediately upon conversion of outstanding shares of Series A Convertible Preferred Stock, 68,322 shares may be acquired upon approval by our shareholders, 10,397 shares may be issued as payable-in-kind dividends on shares of Series A Convertible Preferred Stock, and 44,345 shares may be acquired upon exercise of warrants, which become exercisable on March 18, 2003. Of the 174,754 shares of common stock that may be sold by Mr. Sanchez in this offering, 51,690 shares may be acquired immediately upon conversion of outstanding shares of Series A Convertible Preferred Stock, 68,322 shares may be acquired upon approval by our shareholders, 10,397 shares may be issued as payable-in-kind dividends on shares of Series A Convertible Preferred Stock, and 44,345 shares may be acquired upon exercise of warrants, which become exercisable on March 18, 2003.

(2) Computed based on 18,239,596 shares of common stock outstanding as of September 30, 2002.

(3) Assumes that the selling shareholders sell all of the shares of common stock covered by this prospectus.

(4) Percentage ownership has been calculated in accordance with Rule 13d-3 under the Exchange Act.

(5) SANTIG, Ltd. is a family limited partnership for which Mr. Sanchez was appointed managing general partner in June 2002. Mr. Sanchez has been a general partner of SANTIG, Ltd. since April 1996.

(6) The 1988 Spendthrift Trust is a family trust of which Mr. Sanchez is a beneficiary. Mr. Sanchez has no voting and/or dispositive power over the shares held by the 1988 Spendthrift Trust and disclaims beneficial ownership of such shares.

(7) Mr. Sanchez is a member of our board of directors.

(8) Mr. Ryan is our chairman, president and chief executive officer. The stated number includes 180,020 shares of our common stock that Mr. Ryan's Series A Convertible Preferred Stock shares could be convertible into and 66,518 shares of our common stock that the warrants are convertible into. Mr. Ryan disclaims beneficial ownership with respect to 102,485 shares of our common stock underlying his Series A Convertible Preferred Stock which are not currently obtainable until shareholder approval is obtained and with respect to the 66,518 shares underlying his warrants, which are not exercisable until March 18, 2003.

(9) Mr. Cook is a founder and a former director of our company. The stated number includes 120,013 shares of our common stock that Mr. Cook's Series A Convertible Preferred Stock shares could be convertible into and 44,345 shares of our common stock that the warrants are convertible into. Mr. Cook disclaims beneficial ownership with respect to 68,323 shares of our common stock underlying his Series A Convertible Preferred Stock which are not currently obtainable until shareholder approval is obtained and with respect to the 44,345 shares underlying his warrants, which are not exercisable until March 18, 2003.

(10) Represents 262,100 shares held by SANTIG, Ltd. directly, 103,380 shares that may be acquired by SANTIG, Ltd. immediately upon conversion of outstanding shares of Series A Convertible Preferred Stock, 136,646 shares that may be acquired by SANTIG, Ltd. upon approval by our shareholders, 20,793 shares that may be issued as payable-in-kind dividends on shares of Series A Convertible Preferred Stock, and 88,691 shares that may be acquired by SANTIG, Ltd. upon exercise of warrants. Pursuant to Rule 13d-3 under the Exchange Act, SANTIG, Ltd. may be deemed to be the beneficial owner of 365,480 shares of common stock, of which 262,100 shares are held by SANTIG, Ltd. directly and 103,380 shares that may be acquired by SANTIG, Ltd. within 60 days of the date of this prospectus upon conversion of outstanding shares of Series A Convertible Preferred Stock.

(11) Represents 39,376 shares held by the 1988 Spendthrift Trust directly, 51,690 shares that may be acquired by the 1988 Spendthrift Trust immediately upon conversion of outstanding shares of Series A Convertible Preferred Stock, 68,322 shares that may be acquired by the 1988 Spendthrift Trust upon approval by our shareholders, 10,397 shares that may be issued as payable-in-kind dividends on shares of Series A Convertible Preferred Stock, and 44,345 shares that may be acquired by the 1988 Spendthrift Trust upon exercise of warrants. Pursuant to Rule 13d-3 under the Exchange Act, the 1988 Spendthrift Trust may be deemed to be the beneficial owner of 91,066 shares of common stock, of which 39,376 shares are held by the 1988 Spendthrift Trust directly and 51,690 shares that may be acquired by the 1988 Spendthrift Trust within 60 days of the date of this prospectus upon conversion of outstanding shares of Series A Convertible Preferred Stock.

(12) Represents 1,633,025 shares held by Mr. Sanchez directly, 9,375 shares held by family members of Mr. Sanchez, 91,123 shares held by trusts for which Mr. Sanchez serves as trustee or co-trustee, 262,100 shares held directly by SANTIG, Ltd., 119,955 shares that may be acquired by Mr. Sanchez within 60 days of the date of this prospectus upon exercise of options, 155,070 shares that may be acquired by Mr. Sanchez and SANTIG, Ltd. immediately upon conversion of outstanding shares of Series A Convertible Preferred Stock, 204,968 shares that may be acquired by Mr. Sanchez and SANTIG, Ltd. upon approval by our shareholders, 31,190 shares that may be issued as payable-in-kind dividends on shares of Series A Convertible Preferred Stock, and 133,036 shares that may be acquired by Mr. Sanchez and SANTIG, Ltd. upon exercise of warrants. Pursuant to Rule 13d-3 under the Exchange Act, Mr. Sanchez may be deemed to be the beneficial owner of 2,270,648 shares of common stock, of which 1,633,025 shares are held by Mr. Sanchez directly, 9,375 shares are held by family members of Mr. Sanchez, 91,123 shares are held by trusts for which Mr. Sanchez serves as trustee or co-trustee, 262,100 shares are held by SANTIG, Ltd., 119,955 shares may be acquired by Mr. Sanchez within 60 days of the date of this prospectus upon exercise of options, and 155,070 shares may be acquired by Mr. Sanchez and SANTIG, Ltd. within 60 days of the date of this prospectus upon conversion of outstanding shares of Series A Convertible Preferred Stock.

(13) Represents 1,633,025 shares held by Mr. Sanchez directly, 9,375 shares held by family members of Mr. Sanchez, 91,123 shares held by trusts for which Mr. Sanchez serves as trustee or co-trustee, 262,100 shares held directly by SANTIG, Ltd., and 119,955 shares that may be acquired by Mr. Sanchez within 60 days of the date of this prospectus upon exercise of options.

                              PLAN OF DISTRIBUTION

         The sale of shares offered in this prospectus by the selling shareholders may be effected from time-to-time directly, or by one or more underwriters, broker-dealers or agents, in one or more transactions at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell all, some or none of the shares offered by this prospectus. The selling shareholders may sell from time to time the shares of common stock through one or more of the following transactions:

         o transactions on Nasdaq, on any other national securities exchange or in the over-the-counter market on which shares of our common stock may be listed or quoted at the time of any sale;

         o block trades in which a broker-dealer will attempt to sell the shares of common stock as agent for the selling shareholders, but may take a position and resell a portion of the block as principal to facilitate the transaction;

         o ordinary brokerage transactions and transactions in which a broker or dealer solicits purchasers;

         o privately negotiated transactions with purchasers, underwriters or broker-dealers;

         o subject to the restrictions described below, transactions in connection with short sales of the shares of common stock;

         o subject to the restrictions described below, transactions involving the writing of options on the shares of common stock that may be listed on an options exchange or otherwise;

         o subject to the restrictions described below, hedging transactions;

         o transactions involving the pledge of the shares of common stock to secure debt or other obligations; or

         o        any combination of the transactions identified above.

         In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agents for the selling shareholders. Any underwriter, broker-dealer or agent that does this may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for which the underwriter, broker-dealer or agent may act as agent or to whom they sell as principal, or both, which compensation as to a particular underwriter, broker-dealer or agent may be in excess of customary compensation. To our knowledge, the selling shareholders have not entered into any agreement, arrangement or understanding with any particular underwriter, broker-dealer, agent or market maker with respect to the shares offered hereby, nor do we know the identity of any underwriters, brokers-dealers, agents or market makers that will participate in the offering.

         The selling shareholders have also agreed to the following limitations on transfer in connection with their purchase of the Series A Convertible Preferred Stock and associated warrants. So long as any of our notes and associated warrants are outstanding, none of the selling shareholders may engage in a short sale or establish an open put equivalent position with respect to a number of shares of common stock that is greater than:

         o the number of shares of common stock for which the warrant held by him or it is then exercisable (without regard to limitations on exercisability); plus

         o the number of shares of common stock issuable to him or it under a notice of conversion of shares of Series A Convertible Preferred Stock, or a notice of exercise of a warrant, delivered to us no later than the next succeeding business day.

         Moreover, under applicable rules and regulations under the Exchange Act, any selling shareholder that is an officer or director of our company or owns more than 10% of our common stock may not engage in short sales or similar transactions.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of the shares by the selling shareholders. All of the foregoing may affect the marketability of the shares.

         In order to comply with some states' securities laws, if applicable, our common stock will be sold in jurisdictions only through registered or licensed brokers or dealers. In some states, our common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends when declared by our board of directors, at their discretion, from legally available funds. The holders of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

         Upon liquidation or dissolution, the holders of our common stock are entitled to receive all assets available for distribution to the shareholders, subject to the preferential rights of the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and any other series of preferred stock that may be outstanding.

         The foregoing summary is qualified by reference to the description of our common stock that is filed with our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report updating such description.

PREFERRED STOCK

         Shares of preferred stock are issuable in one or more series at the time and for the consideration as our board of directors may determine. Authority is expressly granted to our board of directors to fix, from time-to-time, by resolution or resolutions providing for:

                  o the establishment and/or issuance of any series of preferred stock,

                  o        the designation of any series of preferred stock,

                  o the powers, preferences and rights of the shares of that series, and

                  o the qualifications, limitations or restrictions of the preferred stock.

         We currently have designated two series of preferred stock. Each series of preferred stock is summarized below.

THE SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED
STOCK

         On September 16, 2002, we entered into a securities purchase agreement with the investors named therein, under which we:

                  o issued 819,886 aggregate shares of Series A Convertible Preferred Stock for a purchase price of $3.92 per share, or $3,213,969 in the aggregate;

                  o issued 1,304,815 aggregate shares of Series B Convertible Preferred Stock for a purchase price of $3.60 per share, or $4,697,339 in the aggregate;

                  o issued to the purchasers of the Series A Convertible Preferred Stock warrants to purchase up to an aggregate of 288,244 shares of common stock for a purchase price of $.0125 per warrant share, or $36,031 in the aggregate; and

                  o issued to the purchasers of the Series B Convertible Preferred Stock warrants to purchase up to an aggregate of 421,284 shares of common stock for a purchase price of $0.125 per warrant share, or $52,661 in the aggregate.

         Purchasers of the Series A Convertible Preferred Stock and associated warrants include John A. Ryan, our chairman, president and chief executive officer, and Antonio R. Sanchez, Jr., a director of our company. Purchasers of the Series B Convertible Preferred Stock and associate warrants include George
W. Haywood, a 25.4% beneficial shareholder of our company. This transaction closed on September 18, 2002.

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

         The Series A Convertible Preferred Stock ranks senior to the common stock and on parity with the Series B Convertible Preferred Stock. The Series A Convertible Preferred Stock accrues per annum dividends of 6.5% and has a preference on liquidation (or deemed liquidation) equal to $3.92 per share plus the amount of accumulated but unpaid dividends.

         Conversion

         The Series A Convertible Preferred Stock is convertible in whole or in part into shares of common stock at the option of the holder at any time, subject to the limitations described below.

         The Series A Convertible Preferred Stock is convertible in whole or in part into shares of common stock at our option if, following the effectiveness of the registration statement described below in "Registration Requirements," the closing price of the common stock on Nasdaq is above $6.18 per share for each of the ten consecutive trading days immediately preceding our notice of conversion. We must exercise our conversion rights with respect to the Series A Convertible Preferred Stock simultaneously and in the same proportion as we exercise our conversion rights with respect to the Series B Convertible Preferred Stock.

         The number of shares of common stock to be issued upon conversion will be determined by dividing

         (1) the principal amount being converted plus the amount of accumulated but unpaid dividends on such shares to be converted, by

         (2) the Series A Conversion Price in effect at the time of conversion.

         Initially, the "Series A Conversion Price" is 105% of the original issue price of the Series A Convertible Preferred Stock, or $4.12 per share. The Series A Conversion Price and the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock are subject to proportional adjustment upon the occurrence of certain events, including stock splits and similar changes affecting the common stock, and are subject to weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the Series A Conversion Price then in effect (other than certain specified exempt issuances). The Series A Conversion Price may not be adjusted pursuant to the weighted average formula to a price that is less than $3.92 per share, that price being the average of the closing bid prices of common stock for the four trading days prior to the execution of the securities purchase agreement relating to the Series A Convertible Preferred Stock and the trading day the binding agreement was executed, without the prior approval of our shareholders in accordance with the Nasdaq Marketplace Rules.

         On the date of issue, the shares of Series A Convertible Preferred Stock were convertible into 780,085 shares of common stock.

         Redemption

         The Series A Convertible Preferred Stock is subject to mandatory redemption by our company, in equal installments of 1/9 of the original aggregate shares issued, at two-month intervals beginning May 2003 and ending September 2004. The redemption amount we are required to pay will be $3.92 per share to be redeemed, plus all accrued and unpaid dividends on the redeemed shares.

         The redemption amount payable on any interim redemption date will be payable in shares of common stock, valued at $3.92 per share. If, on any such interim redemption date, $3.92 is higher than the then-current five-day average closing bid price of the common stock on Nasdaq, then each holder has the option to defer the scheduled interim redemption of such holder's Series A Convertible Preferred Stock until the next succeeding redemption date. If we are prohibited from issuing a sufficient number of shares of common stock to effect any interim redemption because we have not obtained the approval of our shareholders described below, the shares of Series A Convertible Preferred Stock that cannot be redeemed by the issuance of common stock must be redeemed by our company in cash (provided that the notes have been paid in full) or through the issuance of a subordinated note, at our option. Each subordinated note will have a one-year term, be unsecured, bear interest at 6.5% per annum and be subordinated to the notes.

         The redemption amount payable on the final redemption date (the 24-month anniversary of issuance) will be payable, at our option, either in cash or by the issuance of shares of common stock, valued at the lesser of $3.92 per share or the then-current five-day average closing bid price of the common stock on Nasdaq. If the then-current five-day average closing bid price of the common stock on Nasdaq is less than $3.92 and we are prohibited from issuing shares of common stock at less than $3.92 because we have not obtained the approval of our shareholders described below, then we must pay the redemption amount in cash. If we are prohibited from issuing a sufficient number of shares of common stock (because we have already exhausted the 870,693 shares that may be issued without shareholder approval) to effect the final redemption because we have not obtained the approval of our shareholders, the shares of Series A Convertible Preferred Stock that cannot be redeemed by the issuance of common stock must be redeemed by our company in cash.

         Voting

         The holder of each share of Series A Convertible Preferred Stock will have the right to one vote for each share of common stock into which such Series A Convertible Preferred Stock could be converted on the record date and will vote upon all matters upon which holders of common stock have the right to vote. In no event, however, may any share of Series A Convertible Preferred Stock entitle the holder to a number of votes that is greater than the number of votes the share would represent if it was then convertible into common stock based on a conversion price of $3.92. The consent of the holders of a majority of the shares of Series A Convertible Preferred Stock outstanding is required before we may take certain actions, including the redemption or the payment of dividends on the common stock.

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

         The Series B Convertible Preferred Stock ranks senior to the common stock and on parity with the Series A Convertible Preferred Stock. The Series B Convertible Preferred Stock accrues per annum dividends of 6.5% and has a preference on liquidation (or deemed liquidation) equal to $3.60 per share plus the amount of accumulated but unpaid dividends.

         Conversion

         The Series B Convertible Preferred Stock is convertible in whole or in part into shares of common stock at the option of the holder at any time, subject to the limitations described below.

         The Series B Convertible Preferred Stock is convertible in whole or in part into shares of common stock at our option if, following the effectiveness of the registration statement described below under "Registration Requirements," the closing price of the common stock on Nasdaq is above $5.67 per share for each of the ten consecutive trading days immediately preceding our notice of conversion. We must exercise our conversion rights with respect to the Series B Convertible Preferred Stock simultaneously and in the same proportion as we exercise our conversion rights with respect to the Series A Convertible Preferred Stock.

         The number of shares of common stock to be issued upon conversion will be determined by dividing

         (1) the principal amount being converted plus the amount of accumulated but unpaid dividends on such shares to be converted, by

         (2) the Series B Conversion Price in effect at the time of conversion.

         Initially, the "Series B Conversion Price" is 105% of the original issue price of the Series B Convertible Preferred Stock, or $3.78 per share. The Series B Conversion Price and the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock are subject to proportional adjustment upon the occurrence of certain events, including stock splits and similar changes affecting the common stock, and are subject to weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the Series B Conversion Price then in effect (other than certain specified exempt issuances).

         On the date of issue, the shares of Series B Convertible Preferred Stock were convertible into 1,242,680 shares of common stock.

         Redemption

         The Series B Convertible Preferred Stock is subject to mandatory redemption by our company, in equal installments of 1/9 of the original aggregate shares issued, at two-month intervals beginning May 2003 and ending September 2004. The redemption amount to be paid by our company will be $3.60 per share to be redeemed, plus all accrued and unpaid dividends on such redeemed shares.

         The redemption amount will be payable in shares of common stock, valued at the lesser of

         (1) the Series B Conversion Price then in effect, or

         (2) 90% of the average of the daily volume-weighted average prices of the common stock on Nasdaq for the 20 trading days immediately preceding the date of redemption.

         If we are prohibited from issuing a sufficient number of shares of common stock to effect any interim redemption because we have not obtained the approval of our shareholders described below, the shares of Series B Convertible Preferred Stock that cannot be redeemed by the issuance of common stock must be redeemed by our company in cash (provided that the notes have been paid in full) or through the issuance of a subordinated note, at our option. Each subordinated note will have a one-year term, be unsecured, bear interest at 6.5% per annum and be subordinated to the notes.

         Voting

         The shares of Series B Convertible Preferred Stock do not vote with the common stock on an as-converted basis and have no other voting rights except that the consent of the holders of a majority of the shares of Series B outstanding is required before we may take certain actions, including the redemption or the payment of dividends on the common stock.

LIMITATIONS ON SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK SHARES WITHOUT SHAREHOLDER APPROVAL

         Unless we obtain the approval of our shareholders as required by the Nasdaq Marketplace Rules, we may not take any of the following actions with respect to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock:

                  o issue more than 870,693 shares of common stock upon the conversion or redemption of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock; or

                  o issue shares of common stock upon the conversion or redemption of shares of Series A Convertible Preferred Stock at less than $3.92 per share.

         Under the securities purchase agreement relating to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, we are obligated to:

                  o prepare and file with the SEC a proxy statement relating to the approval of our shareholders on or before October 25, 2002;

                  o use all reasonable efforts to obtain the approval of our shareholders on or before February 28, 2003; and

                  o in any event, seek the approval of our shareholders no later than our 2003 annual meeting of shareholders.

WARRANTS

         In connection with the sale of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, we issued warrants to the purchasers of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock to purchase in whole or in part an aggregate of 709,528 shares of common stock at an exercise price of $4.51 per share. These warrants are exercisable at any time after the six-month anniversary of the issue date and prior to the four-year anniversary of the issue date. The number of shares of common stock for which these warrants are exercisable and the exercise price of these warrants are subject to proportional adjustment for stock splits and similar changes affecting the common stock. The exercise price of these warrants is also subject to weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances) except that the exercise price may not be adjusted pursuant to the weighted average formula to a price that is less than the market value on the date of issuance of these warrants (that is, $3.92 per share).

REGISTRATION REQUIREMENTS

         We also entered into with the purchasers of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock a registration rights agreement, under which we agreed to prepare and file within 30 days of the closing date a registration statement covering the resale of the shares of common stock issuable upon the conversion or redemption of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the exercise of the associated warrants. We are required to have the registration statement declared effective within 105 days after the closing date. In addition, we agreed to prepare, file and seek the effectiveness of a registration statement covering the resale of up to an additional aggregate 2,000,000 shares of common stock held by Antonio R. Sanchez, Jr., a director of our company, and George W. Haywood, a 25.4% beneficial shareholder of our company, upon their request no sooner than nine months after the date of the agreement relating to the purchase of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

TRADING RESTRICTIONS

         So long as any of the notes or associated warrants described below are outstanding, a purchaser of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock may not engage in a short sale or establish an open put equivalent position with respect to a number of shares of common stock that is greater than:

                  o the number of shares of common stock for which the associated warrant held by the purchaser is then exercisable (without regard to limitations on exercisability) plus

                  o the number of shares of common stock issuable to the purchaser pursuant to a notice of conversion of shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, or a notice of exercise of an associated warrant, delivered to us no later than the next succeeding business day.

TERMS OF THE NOTES

         On September 17, 2002, we entered into a securities purchase agreement with the buyers named therein, under which we issued and sold to the buyers the notes in the aggregate principle amount of $8,000,000 and associated warrants to purchase up to an aggregate of 386,473 shares of common stock. No purchaser of the notes and associated warrants is an officer, director, or substantial shareholder of our company. This transaction closed on September 18, 2002.

         Interest and Repayment Terms

         The notes bear interest at the rate of 6.5% per annum. The notes are payable in six consecutive monthly installments of $500,000 (plus accrued interest) each beginning in January 2003 and a final payment of $5,000,000 (plus accrued interest) on October 1, 2003.

         Prepayment

         We may prepay the notes at any time by the payment of 105% of the principal amount being prepaid, plus all accrued interest thereon. Our right to prepay the notes is subject to the satisfaction of certain conditions, including the listing of the common stock on Nasdaq, the effectiveness of the registration statement described below in "Registration Requirements", and the absence of any default by us under the securities purchase agreement related to the notes, the notes, the associated warrants and the registration rights agreement described below. Our prepayment of the notes is also subject to the right of the holder to convert any portion of the notes for which we have given a notice of prepayment into shares of common stock, in the manner described below.

         Conversion

         The unpaid principal amount and accrued interest of each note is convertible in whole or in part into shares of common stock at the option of the holder at any time.

         The unpaid principal amount and accrued interest of each note is convertible in whole or in part into shares of common stock at our option if, following the tenth trading day after the effectiveness of the registration statement described below, the weighted average price of the common stock on Nasdaq is at or above $4.54 per share for the ten consecutive trading days immediately preceding our notice of conversion. Our right to convert the notes is also subject to the satisfaction of certain conditions, including the listing of the common stock on Nasdaq, the effectiveness of the registration statement described below and the absence of any default by our company under the securities purchase agreement relating to the notes, the notes, the associated warrants and the registration rights agreement described below. If following our notice of conversion the weighted average price of the common stock does not continue to exceed the initial note conversion price of $3.78 per share through the mandatory conversion date, then a pro-rata portion of the selected notes will be required to be converted based on the number of days the weighted average price of the common stock did exceed the initial note conversion price. The minimum principal amount of notes that we may convert is the lesser of $1,000,000 and the aggregate principal amount outstanding under the notes.

         The number of shares of common stock to be issued upon conversion will be determined by dividing

         (1) the portion of the unpaid principal amount and accrued interest of the note being converted, by

         (2) the note conversion price in effect at the time of conversion.

         Initially, the "Note Conversion Price" is $3.78 per share. The Note Conversion Price and the number of shares of common stock issuable upon conversion of the notes are subject to proportional adjustment for stock splits and similar changes affecting the common stock and are subject to full anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the Note Conversion Price then in effect (other than certain specified exempt issuances, including any issuance of common stock upon the conversion or redemption of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock).

         Notwithstanding the foregoing, no holder of the notes or the associated warrants is entitled to convert the notes or exercise the associated warrants to the extent that such conversion or exercise would result in such person and its affiliates being the holders of more than 4.99% of the shares of common stock outstanding after giving effect to the conversion or exercise. This restriction does not prohibit a holder from converting or exercising up to 4.99% of the shares then outstanding, then selling those shares and later converting or exercising up to 4.99% again.

         In addition to the redemption rights described below, the holders of the notes are entitled to receive from our company substantial cash damages in the event we fail to timely honor a notice of conversion tendered by a holder.

         On the date of issue, the notes were convertible into 2,116,402 shares of our common stock.

         Forced Redemption

         If we are prohibited from issuing a sufficient number of shares of common stock to effect any attempted conversion of the notes by a holder because we have not obtained the approval of our shareholders (see below under the heading "Limitations on Notes Without Shareholder Approval"), each holder of a note will have the right to redeem all or a portion of the principal amount outstanding thereunder that cannot be converted for a cash payment equal to 100% of the principal amount being redeemed, plus all accrued interest thereon.

         If we fail to have the registration statement described below effective prior to the fifth business day preceding the date of any scheduled payment under the notes (with the first scheduled payment date being January 1, 2003), each holder of a note will have the right to redeem such holder's portion of such scheduled payment, or any portion thereof, for a cash payment equal to the principal amount being redeemed and all accrued interest thereon, divided by the Note Conversion Price then in effect and multiplied by the daily volume-weighted average price of the common stock on Nasdaq on the trading day immediately preceding the date of such failure.

         Upon the occurrence of other "Triggering Events" (as defined in the notes), each holder of a note will have the right to redeem all or a portion of the principal amount outstanding thereunder for a cash payment that is the greater of:

         (1) 25% of the principal amount being redeemed, plus all accrued interest thereon, and

         (2) the principal amount being redeemed and all accrued interest thereon, divided by the Note Conversion Price then in effect and multiplied by the daily volume-weighted average price of the common stock on Nasdaq on the trading day immediately preceding such Triggering Event.

         Other Triggering Events include, but are not limited to, our failure to:

     o   make a scheduled payment under the notes when due,

     o timely honor a notice of conversion, to list the common stock underlying the notes and associated warrants for specified periods, and

     o to have the registration statement described below effective prior to the 135th day following the issuance of the notes.

         Upon the occurrence of a "Change of Control" (as defined in the notes), each holder of a note will have the right to redeem all or a portion of the principal amount outstanding thereunder for a cash payment that is the greater of:

         (1) 115% of the principal amount being redeemed, plus all accrued interest thereon, and

         (2) the principal amount being redeemed and all accrued interest thereon, divided by the Note Conversion Price then in effect and multiplied by the average of the daily volume-weighted average prices of the common stock on Nasdaq for the five trading days immediately preceding the notice of redemption.

         Defaults and Remedies

         The notes contain "Events of Default" (as defined in the notes) that include, but are not limited to,

     o   our failure to make required cash payments under the notes when due,

     o our failure to abide by the cash maintenance requirements described below under "Security Agreement,"

     o   the existence of certain insolvency or bankruptcy events and

     o the existence of certain defaults by or claims against us in excess of $100,000.

Upon an Event of Default, each holder of a note is entitled to accelerate all amounts due thereunder, to assess interest at a default rate and to exercise any other right or remedy available under the notes, the securities purchase agreement relating to the notes or applicable law. If we fail to pay any accelerated amounts to the holder within five days, the holder may void the acceleration and cause the Note Conversion Price to be reset to the lesser of the Note Conversion Price then in effect and the lowest daily volume-weighted average price of the common stock on Nasdaq during the period that acceleration amounts were due and payable to the holder.

         Security Agreement

         We and an agent for the purchasers of the notes entered into a security agreement, pursuant to which the notes have been secured by a first priority lien in virtually all of our assets (including, without limitation, cash, accounts receivable, equipment and intangibles). The securities purchase agreement relating to the notes requires us to maintain cash and cash equivalents in accounts pledged under the security agreement in an amount at least equal to the lesser of $5,000,000 and the aggregate amount outstanding under the notes. The security purchase agreement relating to the notes also places limitations on the amount of cash that we can maintain in accounts that are not pledged under the security agreement.

         Restrictions on our company

         The terms of the notes strictly prohibit additional "Indebtedness" (as defined in the notes) that may be incurred by us while the notes are outstanding, as described in general terms below.

         Payments of principal and interest and other amounts due under the notes cannot be subordinated to any other obligations of our company. For so long as the notes are outstanding, in the event we incur any debt (including any notes issuable upon the redemption of shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock), the lender must first enter into a subordination agreement with purchasers of the notes pursuant to which the indebtedness owed to such lenders will be subordinated in full to the notes. The form of the subordination agreement will either be in the form attached to our current report on Form 8-K, dated September 20, 2002, as an exhibit or otherwise will contain terms and conditions acceptable to the purchasers of the notes.

         While the notes are outstanding, we may not redeem or otherwise acquire any of our capital stock (other than pursuant to the terms of the notes, the warrants, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock) without the consent of the note holders. Generally, any permitted redemption of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock may only be paid in shares of our common stock. The note holders are entitled to receive any dividends paid or distributions made on the common stock to the same extent as though the holders had converted the notes in full into shares of common stock.

         Voting

         The notes do not entitle their holders to any right to vote with our shareholders.

WARRANTS

         In connection with the sale of the notes, we issued warrants to the purchasers of the notes to purchase in whole or in part an aggregate of 386,473 shares of our common stock at an exercise price of $4.14 per share. These warrants are exercisable at any time prior to the three-year anniversary of the issue date. The number of shares of common stock for which these warrants are exercisable and the exercise price of these warrants are subject to proportional adjustment for stock splits and similar changes affecting the common stock and are subject to full anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances, including any issuance of common stock upon the conversion or redemption of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock).

         If we are prohibited from issuing a sufficient number of shares of common stock in connection with any attempted exercise of the warrants because we have not obtained the approval of our shareholders described below, a warrant holder will have the right to require us to pay a cash payment with respect to the portion of the warrant sought to be exercised equal to the difference between the warrant exercise price and the volume-weighted average price of the common stock on Nasdaq as of the time of the attempted exercise.

         Notwithstanding the foregoing, no holder of the notes or the associated warrants is entitled to convert the notes or exercise the associated warrants to the extent that such conversion or exercise would result in such person and its affiliates being the holders of more than 4.99% of the shares of common stock outstanding after giving effect to the conversion or exercise. This restriction does not prohibit a holder from converting or exercising up to 4.99% of the shares then outstanding, then selling those shares and later converting or exercising up to 4.99% again.

LIMITATIONS ON NOTES WITHOUT SHAREHOLDER APPROVAL

         As required by the Nasdaq Marketplace Rules, unless we obtain the approval of the shareholders, we may not issue more than 2,753,163 shares of common stock upon the conversion or redemption of the notes and the exercise of the associated warrants. Under the securities purchase agreement relating to the notes, we are obligated to:

     o prepare and file with the SEC a proxy statement on or before October 25, 2002;

     o use all reasonable efforts to obtain the approval of our shareholders on or before February 28, 2003 to issue more than 2,753,163 shares of common stock upon the conversion or redemption of the notes and the exercise of the associated warrants and

     o in any event, seek the approval of our shareholders no later than our 2003 annual meeting of shareholders.

REGISTRATION REQUIREMENTS

         We and the purchasers of the notes entered into a registration rights agreement, under which we agreed to prepare and file within 20 days of the closing date a registration statement covering the resale of 110% of the shares of common stock issuable upon the conversion of the notes and the exercise of the associated warrants. We are required to have this registration statement declared effective within 105 days of the closing date.

         In addition to the redemption rights described above under "Forced Redemption," the holders of the notes are entitled to receive from us substantial cash damages in the event we fail to file the registration statement, or have the registration statement declared effective, within the time limits set forth above or, thereafter, to keep the registration statement effective for certain periods of time.

TRADING RESTRICTIONS

         The holders of the notes have also agreed to the following limitations on trading in connection with their purchase of the notes and associated warrants. So long as a holder holds any notes or associated warrants, he or it may not engage in a short sale or establish an open put equivalent position with respect to a number of shares of common stock that is greater than:

     o the number of shares of common stock for which the warrants held by him or it are then exercisable (without regard to limitations on exercisability); plus

     o the number of shares of common stock issuable to him or it under a notice of conversion of the notes or notice of exercise of the warrants delivered to us no later than the next succeeding business day.

         The foregoing description of our preferred stock, notes and associated warrants is qualified by reference to our Current Report on Form 8-K, dated September 20, 2002, and related exhibits which are incorporated by reference in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock by the selling shareholders, rather, the selling shareholders will receive those proceeds directly.

                                  LEGAL MATTERS

         The validity of the stock offered hereby will be passed upon for us by Ronald A. Woessner, our Senior Vice President, General Counsel and Secretary.

                                     EXPERTS

         The consolidated financial statements appearing in the Annual Report on Form 10-K/A for our fiscal year ended December 31, 2001, referred to above under the heading "Documents Incorporated by Reference", have been audited by Ernst & Young LLP, our independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee                                    $   391.89
Accounting fees and expenses                              2,500.00*
Legal fees and expenses of registrant                    10,000.00*
Miscellaneous expenses                                    5,000.00*
                                                        ----------
         Total                                          $17,891.89
                                                        ==========

----------

*    Estimated.

All of the above expenses will be borne by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the Texas Business Corporation Act, the registrant's Restated Articles of Incorporation provide that its directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided for by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant's Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby its directors, officers, employees and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, the employment agreement between John A. Ryan and us, dated November 14, 2001, provides Mr. Ryan, our chairman, president and chief executive officer, with a contractual right to indemnification as an officer and/or director of us as set forth in Article VII of our Restated Bylaws, dated September 14, 1999. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS.

         The exhibits to this registration statement are listed in the Index to Exhibits on page II-5 of this registration statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                           Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 7, 2002.

                                         ZIX CORPORATION



                                         By:  /s/ Steve M. York
                                            ------------------------------------
                                              Steve M. York
                                              Senior Vice President, Chief
                                              Financial Officer and Treasurer

                                POWER OF ATTORNEY

         Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Steve M. York and John A. Ryan, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-3 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the Registration Statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes ads he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 7, 2002.

              Signature                                               Title
              ---------                                               -----

/s/      John A. Ryan                             Chairman, President, Chief Executive Officer and
-----------------------------------------         Director (Principal Executive Officer)
John A. Ryan

/s/      Steve M. York                            Senior Vice President, Chief Financial Officer and
-----------------------------------------         Treasurer (Principal Financial and Accounting Officer)
Steve M. York

/s/      Michael E. Keane                         Director
-----------------------------------------
Michael E. Keane

/s/      James S. Marston                         Director
-----------------------------------------
James S. Marston

                                                  Director
-----------------------------------------
Antonio R. Sanchez, Jr.

/s/      Dr. Ben G. Streetman                     Director
-----------------------------------------
Dr. Ben G. Streetman

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER                                      DESCRIPTION
------                                      -----------


3.1               Articles of Amendment to the Articles of Incorporation of Zix
                  Corporation, as filed with the Texas Secretary of State on August 1, 2002. Filed as Exhibit 3.1 to Zix Corporation's Form
                  10-Q for the quarterly period ended June 30, 2002, and incorporated herein by reference. Restated Articles of Incorporation of Zix Corporation, as filed with the Texas
                  Secretary of State on December 4, 2001. Filed as Exhibit 3.1 to Zix Corporation's Form 10-K for the year ended December 31,
                  2001, and incorporated herein by reference.

3.2               Restated Bylaws of Zix Corporation, dated August 1, 2002.
                  Filed as Exhibit 3.2 to Zix Corporation's Form 10-Q for the quarterly period ended June 30, 2002, and incorporated herein by reference.

3.3               Statement of Designations of the Series A Convertible
                  Preferred Stock of Zix Corporation. (1)

3.4               Statement of Designations of the Series B Convertible
                  Preferred Stock of Zix Corporation. (1)

4.1 Securities Purchase Agreement, dated September 16, 2002, by and between Zix Corporation, the Series A Investors named therein and the Series B Investors named therein (including schedules but excluding exhibits). (1)

4.2               Form of Warrant, dated September 18, 2002, to purchase shares of common stock of Zix Corporation, issued by Zix Corporation.
                  (1)

4.3 Registration Rights Agreement, dated September 16, 2002, by and among Zix Corporation and the Investors named therein. (1)

4.4 Securities Purchase Agreement, dated September 17, 2002, by and among Zix Corporation and the Buyers named therein
                  (including schedules but excluding exhibits). (1)

4.5 Form of Convertible Notes, dated September 18, 2002, in the aggregate amount of $8,000,000, issued by Zix Corporation. (1)

4.6               Form of Warrant, dated September 18, 2002, to purchase shares of common stock of Zix Corporation, issued by Zix Corporation.
                  (1)

4.7 Registration Rights Agreement, dated September 17, 2002, by and among Zix Corporation and the Buyers named therein. (1)

4.8               Security Agreement, dated September 17, 2002, between Zix
                  Corporation and Promethean Asset Management, L.L.C., as collateral agent (excluding schedules). (1)

4.9               Form of Subordination Agreement. (1)

4.10              Securities Account Control Agreement, dated September 17,
                  2002, between Deutsche Bank Alex. Brown, Zix Corporation and
                  Promethean Asset Management LLC. (1)

5.1               Opinion of Ronald A. Woessner. (2)

23.1 Consent of Ronald A. Woessner (included in his opinion filed as Exhibit 5.1).

23.2              Consent of Ernst & Young LLP. (2)

24.1 Power of Attorney (included in Part II of this registration statement).

99.1              Press Release issued by the registrant on September 18, 2002.
                  (1)

----------

(1) Incorporated by reference from Zix Corporation's Current Report on Form 8-K, dated September 20, 2002.

(2) Filed herewith.